EXHIBIT 3(c)
                                  ------------

                           CERTIFICATE OF AMENDMENT
                                       to
                           ARTICLES OF INCORPORATION
                                       of
                          ONCOURSE TECHNOLOGIES, INC.

     In compliance with the requirements of NRS SectionSection 78.385 and 78.390 (relating to certificates of amendment), the undersigned OnCourse Technologies, Inc., a Nevada business corporation, hereby amends its Articles of Incorporation as follows:

                 Reduction of Authorized Capital
                 -------------------------------

1. The first sentence of Section 4.01, titled "Number and Class", is hereby amended and restated as follows:

          The amount of the total authorized capital stock of this corporation is Fifty Million (50,000,000) shares with a par value of one tenth of a cent ($0.001) per share designated as Common Stock.

                 Reverse Stock Split
                 -------------------

2. As of the effective date of this Certificate of Amendment, each outstanding share of Common Stock of this corporation with a par value of one tenth of a cent ($0.001) per share shall automatically be converted into one-half (1/2) share of Common Stock with a par value of one tenth of a cent ($0.001) per share.

                 Numbering Corrections.
                 ----------------------

3.   Section 4.01,  titled  "No  Preemptive Rights",  is  hereby  renumbered  as
     Section 4.02. Section 4.02, titled "Assessment of Shares", is hereby renumbered as Section 4.03. The reference to "Section 4.3" in Article X is hereby amended to read "Section 4.03".

                 Effective Date
                 --------------

4. This Certificate of Amendment shall be effective on October 31, 1999 at 11:59:59 P.M. Pacific Standard Time.

                 Adoption by Board of Directors
                 ------------------------------

5. This Certificate of Amendment was adopted by the Board of Directors and recommended to the shareholders by action by unanimous consent in writing in lieu of meeting as permitted by NRS Section78.315(2), Article XI of the Articles of Incorporation of the corporation, and Section 4.10(b) of the Bylaws of the corporation.

                 Adoption by Shareholders
                 ------------------------

6. This Certificate of Amendment was adopted by the shareholders of the corporation by action by majority consent in writing in lieu of meeting as permitted by NRS Section78.320(2), Article XI of the Articles of Incorporation of the corporation, and Section 3.05 of the Bylaws of the corporation. Shareholders owning an

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     aggregate  of  nineteen million,  seven hundred and  thirty-three  thousand
     (19,733,000) voting common shares of  the total  twenty-two   million  five
     hundred  eighteen   thousand and  one (22,518,001) voting common shares  of
     the corporation's issued and outstanding Common Stock (approximately 87% of the total number of votes entitled to be cast) voted for and consented to this Certificate of Amendment. No votes were cast against this Certificate of Amendment. The number of shares cast for this Certificate of Amendment was therefore sufficient for approval in accordance with the Nevada Private Corporations Law (NRS SectionSection 78.010 et seq.), and the Articles of Incorporation and Bylaws of the corporation.

7. Executed on October 28, 1999, by Charles W. Beyer, the President of the corporation.

                              By:  /s/Charles W. Beyer
                                   -------------------
                             Charles W. Beyer, President

                                   <Page 51>

                                 ACKNOWLEDGMENT
                                 --------------
STATE OF WISCONSIN       )
                         )    SS:
COUNTY OF WAUKESHA       )

          On this, the 28th day of October, 1999, before me, a Notary Public, personally appeared Charles W. Beyer, who acknowledged himself to be the President of OnCourse Technologies, Inc., and that as such President, being duly authorized to do so, executed the foregoing Certificate of Amendment for and on behalf of OnCourse Technologies, Inc. for the purposes therein contained.

          IN WITNESS WHEREOF I hereunto set my hand and official seal.

                            /s/ Karolyn K. Kirkwood
                             ----------------------
                                 Notary Public

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